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                                                                    EXHIBIT 10.5


                                   EXHIBIT C


                            STOCK PURCHASE AGREEMENT

     THIS AGREEMENT, made this 27th day of June, 1980, by and between JOHN C. KOSS of Milwaukee, Wisconsin ("Koss") and KOSS CORPORATION, a Wisconsin corporation (the "Company"),

                              W I T N E S S E T H:

     WHEREAS, Koss owns approximately 38% of the common stock of the Company;
and

     WHEREAS, the Company is and expects to continue to be financially able to purchase a number of the shares owned by Koss; and

     WHEREAS, Koss and the Company both believe that an arrangement for the orderly disposition of shares of Company stock by the personal representative of the estate of Koss will help to (1) maintain the market value of the common stock of the Company, (2) preserve favorable capital markets for the Company, and (3) stabilize and strengthen holdings in other blocks of shares of the Company; and

     WHEREAS, Koss is an executive employee of the Company and the Company desires to maintain continuity in management by inducing Koss to remain as an employee and to provide added incentive for him to maximize the value of the Company's common stock through his efforts as an executive employee of the Company; and

     WHEREAS, Koss desires to continue in the employ and service of the Company but desires that a portion of his stock be converted into a liquid asset upon his death at the option of his personal representative;

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, IT IS AGREED:

     1. Purchase From Estate of Koss (or From Designee of Personal Representative of Such Estate).

          (a) Demand and Purchase. If the personal representative of the estate of Koss under Wisconsin law (the "Personal Representative") makes, within 12 months after the date of death of Koss, a written demand on the Company to purchase, then the Company agrees to purchase on the terms and conditions hereinafter set forth a sufficient number of shares of the common stock of the Company owned by the estate of Koss or by one or more persons or entities designated by the Personal Representative or both (the "Shares") on the date of the demand to purchase, to provide total cash proceeds in an amount not greater than the lesser of (i) $2,500,000; or (ii) the amount of estate, inheritance, legacy and succession taxes and of funeral and administration expenses that would determine the amount which could be treated as a distribution in full payment in exchange for the Shares if the Shares were redeemed under Internal Revenue Code Section 303. The limitation on the amount of total cash proceeds contained in the preceding sentence shall apply whether or not the estate of Koss qualifies under the provisions of Internal Revenue Code Section 303.

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          (b)   Notice of Amount of Section 303 Taxes and Expenses.  The
Personal Representative must include with the demand to purchase a reasonable estimate of the amount of estate, inheritance, legacy and succession taxes and of funeral and administration expenses that would determine the amount of the purchase qualifying for section 303 treatment. Following receipt of the final determination of estate and inheritance tax liability of the estate of Koss by the Internal Revenue Service and Department of Revenue of the State of Wisconsin, the Personal Representative shall supply the Company with certification of the amount of taxes and expenses which would determine the amount of the purchase which would qualify for section 303 treatment (assuming all requirements of that section were met).

          (c) Purchase from Designee. The Personal Representative may designate any person, persons or entities who own stock that will be included for tax purposes in the federal gross estate of Koss and who present evidence satisfactory to the Company that they are responsible for the payment of the federal estate and state inheritance taxes assessed or payable with respect to such stock, as the Personal Representatives designee (the "Designee") entitled to sell to the Company on the terms and conditions set forth in this Agreement, such number of Shares as the Personal Representative, in his sole discretion, determines.

          (d) Certificate of Personal Representative. The Personal Representative shall not be obligated to designate any persons or entities, and if he does so his power shall be exercised in his sole and absolute discretion. The Company shall be entitled to rely upon a certificate of the Personal Representative regarding who, if anyone, has been designated by him and the number of Shares any Designee has been empowered in such designation to sell; the Company shall be absolutely protected and shall be indemnified and held harmless by the estate of Koss and the Personal Representative from any liability for any act performed in good faith in reliance upon and in accordance with a certificate of the Personal Representative the Company believes to be genuine.

     2. Purchase Price. The purchase price for each Share shall be 95% of the fair market value per share on the date the notice of demand to purchase is given (the "Demand Date"). Fair market value of the Shares shall be deemed to be that value equal to the mean between the highest bid and lowest asked price for the common stock of the Company in the over-the-counter market on the Demand Date, or, in the event the stock is trading on such date in an exchange market, the mean between the highest and lowest price for the Shares on such date. Regardless of the applicable market, if prices for the stock are not available on the Demand Date, then prices from the closest day preceding the Demand Date on which prices are available, shall be used in the computation of fair market value.

     3. Time of Closing. The closing of the purchase and sale shall take place within 60 days after receipt by the Company of a written demand by the Personal Representative or Designee that the Company purchase Shares. Upon receipt of such notice, the Company shall immediately notify the seller of a specified time and place when the purchase and sale shall take place.

     4.   Payment for Shares.

          (a) Initial Payment. At the closing of the purchase and sale of the Shares and upon delivery to the Company of the Shares in a proper and duly endorsed form for transfer, the Company shall deliver to the seller not less than 25% of the purchase price, in cash or in the form of a certified or bank cashier's check. In the event the Company pays less than the total purchase price, the Company shall have four years to pay the remaining balance of the purchase price.

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          (b)   Promissory Note.  The deferred portion of the purchase price shall be represented by a negotiable promissory note of the Company in the form attached hereto as Exhibit A delivered to the seller at closing. The note shall bear interest at the rate of interest charged by the Company's principal lending bank to its most creditworthy commercial borrowers on 90 day unsecured loans (the "Prime Rate"), and this rate of interest shall change when and as the prime rate changes. The note shall provide that payment of principal and interest shall be made in 16 installments, each of an equal amount of principal, commencing 90 days after the date of closing with succeeding installments due on the same day of each third month. The promissory note shall provide the Company with the privilege of prepaying without penalty, all or any part of the remaining principal balance at any time, with interest to the date of payment. If any principal or interest payment shall not be paid when due, the Personal Representative, in addition to availing himself of all other rights, may declare the entire amount of such note and any other notes received by him from the Company in connection with the purchase immediately due and payable.

     5. Adjustment in Proceeds Amount. The parties anticipate that they will not know the total amount of section 303 costs within 12 months of death and will not know these costs until the completion of federal and state tax audits and any possible litigation. Therefore, an adjustment in the number of Shares which the Company shall purchase under this Agreement in order to provide the maximum amount of total cash proceeds shall take place at a time and place agreed upon by the Company and the seller provided that it shall take place within 30 days after the Internal Revenue Service and the Department of Revenue of the State of Wisconsin have made their final determinations for estate and inheritance tax purposes of the tax liability related to the estate of Koss.

     If an adjustment results in an increase in the number of Shares to be purchased by the Company, then the Personal Representative shall tender the additional Shares plus all dividends received on such Shares from the Demand Date, and the Company shall deliver to the personal representative, the purchase price of such Shares, in cash or in the form of a certified or bank cashier's check, plus interest at the Prime Rate. If an adjustment results in a decrease in the number of Shares to be purchased by the Company, the Company shall tender the Shares plus dividends which would have been received on the tendered Shares from the Demand Date, and the Personal Representative shall deliver to the Company the purchase price paid by the Company plus interest at the Prime Rate. No adjustment shall be made for fractional Shares.

     6. Governing Laws. This Agreement shall be subject to and governed by the laws of the State of Wisconsin irrespective of the fact that one or more of the parties is or may become a resident of a different state.

     7.   Compliance with Securities Laws.

          (a) Disclosure. Nothing in this Agreement shall impose on Company an obligation to provide information to the Personal Representative or Designee that Company does not provide to the shareholders and public generally. The Company may disclose the existence and terms of this Agreement in such registration statements, annual reports, proxy statements and other securities law filings as are required by or advisable under applicable federal and state securities laws.

          (b) Rule l0b-5. Company is under no obligation to purchase any Shares, if, in the opinion of Company or its counsel, to do so would violate Rule l0b-5 of the Securities Exchange Act of 1934 or any other then applicable federal or state securities law or regulation, or any obligation imposed upon the Company by such laws or administrative or court decision under such laws, or if to do so would impair the Company's capital in a manner prohibited by law or cause it to go bankrupt or be unable to meet its debts as they become due. If, pursuant to this provision, the Company does not

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purchase any Shares at the time of the initial demand, then the Company shall notify the Personal Representative or Designee as soon as the condition precluding the purchase no longer applies and will then purchase Shares upon receipt of a demand to purchase. If the exercise of the option is prevented by this clause, then the period during which the option is exercisable shall be extended beyond 12 months of the death of Koss for the number of days during which company was precluded from purchasing.

          (c) Public Offering. The Company is under no obligation to purchase any Shares if, in the opinion of the Company or its counsel, to do so would violate the Securities Act of 1933 or the Securities Exchange Act of 1934, or any rule or regulation thereunder or any State securities law or regulation because such purchase would or could occur during a public offering of the Company's stock. If the exercise of the option is prevented by this clause, then the period during which the option is exercisable shall be extended beyond 12 months of the death of Koss for the number of days during which Company was precluded from purchasing.

          (d) Termination. If any provision of this Agreement would prevent the listing of the Company's stock on any national securities exchange because of any rule, requirement or qualification of such exchange, and the Company otherwise qualifies for listing, and the Board of Directors of the Company determines that it is in the best interest of the Company to be so listed, then this Agreement shall immediately terminate without any liability of one party to the other.

     8. Notices. All notices and demands under this Agreement must be in writing, and if to the Company will be duly given when delivered by hand, or when addressed and mailed by certified mail, return receipt requested, to:

     Koss Corporation
     4129 North Port Washington Avenue
     Milwaukee, WI 53212

or at such other address as the Company may hereafter designate by notice; or if to Koss, or the Personal Representative, will be duly given when delivered by hand, or when addressed and mailed, by certified mail, return receipt requested, to:

     Mr. John C. Koss
     7787 North River Road
     River Hills, WI 53223

or at such other address as Koss, or the Personal Representative, shall hereafter designate by notice.

     9. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, including, but not limited to, any corporation or other entity which may acquire all or substantially all of the Company's assets and business or with or into which the Company may be consolidated or merged, and upon Koss, his heirs and personal representatives. The obligation of the surviving corporation in any consolidation or merger to which the Company is a party and of any corporation to which the Company may assign all or substantially all of its assets or business shall be to purchase from the Personal Representative, or a Designee as aforesaid, the property called for by paragraph 1, or that class or series of securities, beneficially owned by Koss, at the date of his death, which was received in respect of shares of the Company.

     10. No Capital Impairment. Notwithstanding any other provision of this Agreement, no purchase of Shares shall be made by the Company if the capital of the Company is then impaired or if

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the purchase would cause any impairment of the capital of the Company, within the meaning of section 160 of the Delaware General Corporation Law or any similar applicable statute, or if the Company is then insolvent or the purchase would render the Company insolvent. The Company shall not be liable to any person for any failure to purchase Shares by reason of the prohibition set forth herein.

     11. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the parties hereto.

     12. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed and their seals to be hereunto affixed as of the day, month year first written above.



                                        /s/ John C. Koss                (SEAL)
                                        --------------------------------
                                        John C. Koss



                                        KOSS CORPORATION


                                        By: /s/ James D. Dodson
                                           --------------------------------
                                           James D. Dodson, President


     [Corporate Seal]

                                        Attest: /s/ Dennis P. Wherry
                                               -----------------------------
                                               Dennis P. Wherry, Secretary